Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES FILING OF SECOND AMENDED PETITION AGAINST BLACKBEARD OPERATING, LLC

DALLAS, Texas, May 27, 2025 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today announced that it has filed a Second Amended Petition in the District Court of Tarrant County, Texas in connection with its lawsuit against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty.

Under the Second Amended Petition, the Trustee seeks to recover more than $9 million in damages to the Trust it alleges result from Blackbeard’s failure to properly calculate and pay royalties due and owing to the Trust. Specifically, the Trustee alleges that Blackbeard impermissibly calculated and deducted overhead costs, labor expenses, and saltwater disposal fees. The Trustee also claims Blackbeard failed to pay on all volumes of oil, gas, and other minerals produced by Blackbeard from the relevant lands and failed to provide annual reports required by the Conveyance. The claims relate to the April 2020 through December 2023 production months. A joint venture audit of the 2024 production months is underway, and the Trustee reserved the right in the petition to bring any additional claims revealed by such audit. Certain additional claims raised in the Trustee’s original and first amended petitions have been resolved through the joint venture audit.

The trial date in the District Court of Tarrant County is scheduled for November 17, 2025, 8:30 a.m., Central Time. Discovery is ongoing, including on-site audits of the Waddell Ranch properties, engagement of and analyses by expert witnesses, and review of documents provided by Blackbeard.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839